UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2008

Phoenix Technologies Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17111	04-2685985
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-570-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2008, Phoenix Technologies Ltd., a Delaware corporation ("Phoenix"), completed its acquisition of TouchStone Software Corporation, a Delaware corporation ("TouchStone"). Phoenix acquired TouchStone pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 9, 2008 by and among Phoenix, Andover Merger Sub, Inc., a wholly owned subsidiary of Phoenix ("Merger Sub") and TouchStone.

Under the terms of the Merger Agreement, Phoenix acquired TouchStone (the "Transaction") for a cash amount of $1.48 per share, which is equal to an enterprise value of approximately $17.1 million, net of existing cash. In connection with the Transaction, each outstanding stock option to purchase a TouchStone security was terminated in exchange for a cash payment to the holders thereof in the amount of the excess, if any, of $1.48 over the exercise or strike price.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement filed as Exhibit 2.1 to Phoenix’s current report on Form 8-K filed on April 10, 2008.

Item 7.01 Regulation FD Disclosure.

On July 1, 2008, Phoenix issued the attached press release titled "Phoenix Technologies Ltd. Completes Acquisition of TouchStone Software." The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished in this report under this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements to be filed under this Item 9.01(a) will, if required, be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K was required to be filed.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Technologies Ltd.

July 1, 2008	By:	Timothy C. Chu

Name: Timothy C. Chu
Title: Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press release announcing completion of TouchStone Software acquisition.